QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

PRESS RELEASE

First Community Bancorp

        (NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, CA 90401	Lynn M. Hopkins Executive Vice President and Chief Financial Officer 275 North Brea Boulevard Brea, CA 92821
Phone:	310-458-1521 x 271	714-674-5330
Fax:	310-451-4555	714-674-5377
FOR IMMEDIATE RELEASE	APRIL 24, 2003

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR
THE FIRST QUARTER OF 2003

—Net Income for the Quarter Totaled $7.2 Million Representing a 13% Increase
Compared to the Fourth Quarter 2002—

        Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced first quarter 2003 net income of $7.2 million, or $0.46 per diluted share compared to first quarter 2002 net income of $2.2 million, or $0.32 per diluted share, an increase of 44% per diluted share. Compared to the fourth quarter 2002, net income and net income per diluted share rose 13% and 12%, respectively, from $6.4 million, or $0.41 per diluted share.

        Matt Wagner, President and Chief Executive Officer stated, "During the first quarter, First Community continued to execute successfully on its vision to develop a premier community banking franchise in Southern California. Despite generally weak economic conditions, several key numbers during the first quarter 2003 demonstrate our progress: first, net income increased nearly 13% since the fourth quarter 2002; second, we reduced noninterest expense by nearly $4 million since the fourth quarter 2002; and lastly, we substantially improved both our efficiency ratio and return on average assets, as well as our return on average equity."

FIRST QUARTER HIGHLIGHTS

	First Quarter			Fourth Quarter
$ in millions, except per share	2003	2002	% Change	2002	% Change
Diluted Earnings per share	$0.46	$0.32	43.8	$0.41	12.2
Net Income	7.2	2.2	227.3	6.4	12.5
Return on Average Assets	1.35%	0.89%	51.7	1.16%	16.4
Return on Average Equity	9.2%	12.9%	(28.7)	8.1%	13.6
Efficiency Ratio	56.8%	71.9%	(21.0)	65.6%	(13.4)

        Return on average assets was 1.35%, an increase of 51.7% over first quarter 2002 and 16.4% over fourth quarter 2002. The increase in return on average assets over the fourth quarter is due primarily to the continuing reduction in noninterest expense. Net interest income and other revenues decreased slightly and average assets remained basically unchanged. Return on average equity also improved to 9.2%, an increase of 13.6% over the fourth quarter of 2002.

        As a result of new Securities and Exchange Commission rules promulgated pursuant to the Sarbanes-Oxley Act of 2002 regarding the use of financial measures not in accordance with generally accepted accounting principles ("GAAP"), First Community has redesigned its press release to eliminate discussion of non-GAAP financial measures, including operating earnings and per share information excluding the impact of core deposit intangible amortization, as well as merger and restructuring-related charges.

BALANCE SHEET

        Average assets for first quarter 2003 were $2.2 billion, an increase of 121% over first quarter 2002 and relatively flat with the fourth quarter 2002. Total assets increased 1% since year end to $2.1 billion at March 31, 2003 and gross loans increased 3% during the first quarter to $1.5 billion. Average deposits were $1.8 billion, an increase of 104% over first quarter 2002 and also relatively flat with the fourth quarter 2002. Deposits totaled $1.8 billion at March 31, 2003, including 38%, or $676 million, in noninterest bearing accounts.

        Mr. Wagner continued, "During the first quarter, we continued to execute on our strategy to improve loan quality and reduce higher cost interest-bearing deposits. Loan growth was offset by the elimination of lower quality loans that remained from acquisitions. Deposits remained fairly constant with the fourth quarter, as growth was offset by expected run-off following the Bank of Coronado acquisition and other acquisitions, as we lowered interest rates on interest-bearing deposits.

        "These steps are an important part of our strategy as we transition acquired assets to our credit standards and lower our cost of funds.    Our business model is simple: focus on the small and medium-sized business market in Southern California; aggressively manage expenses; improve loan quality; and improve the cost and mix of our deposits while increasing the amount of deposits per branch. We took substantial steps in the first quarter to cut expenses and convert our loan and deposit portfolios to our model, while still increasing net income. In future quarters we look to continue building on our platform, drive down our efficiency ratio and further increase earnings per share."

NET INTEREST INCOME

        Net interest income increased 122% to $24.5 million for first quarter 2003 compared to $11.0 million for first quarter 2002. Net interest income declined $1.1 million compared to the fourth quarter 2002. This decrease represents a decline in average earning assets which was partially offset by an improvement in the net interest margin.

NET INTEREST MARGIN

        The Company's net interest margin increased to 5.41% for the first quarter 2003 from 5.38% for the fourth quarter 2002. First quarter 2003 also compares favorably with the net interest margin of 5.27% for the same prior-year quarter. The net interest margin has continued to increase largely due to the Company's efforts to change the mix in interest-earning assets toward loans, as well as shift the mix of deposits toward lower cost accounts, including noninterest-bearing deposits. The cost of average deposits was 0.65% for the first quarter 2003 compared to 1.13% for the same prior-year quarter and 0.81% for the fourth quarter 2002. The overall cost for interest-bearing liabilities fell to 1.24% for first quarter 2003 compared to 2.08% for the first quarter of 2002 and 1.45% for the fourth quarter of 2002.

NONINTEREST INCOME

        For the first quarter of 2003, noninterest income totaled $4.1 million compared to $2.0 million for the same quarter of 2002 and $5.2 million for the fourth quarter of 2002. First quarter results included a gain of $320,000 from the sale of other real estate owned (OREO). Fourth quarter 2002 included noninterest income of roughly $1.0 million as a result of securities gains and an OREO sale gain offset partially by the loss on sale of indirect auto loans. Adjusted to exclude these charges, the first quarter 2003 noninterest income totaled $3.8 million versus $4.2 million for the fourth quarter 2002.

NONINTEREST EXPENSE

        For the first quarter of 2003, noninterest expense was $16.2 million, compared to $9.3 million for the first quarter of 2002 and $20.2 million for the fourth quarter of 2002. The reduction in noninterest expense, when compared to the fourth quarter of 2002, included a $1.8 million decline in salaries and benefits expense which resulted from planned staff reductions following the integration of acquired banks. Since the beginning of the year, five branches have been closed and the deposits have been consolidated into other branches.

CREDIT QUALITY

        Nonaccrual loans increased $3.5 million to $13.8 million as of March 31, 2003 while nonperforming assets increased $1.8 million to $15.2 million, or 1.03% of gross loans and OREO. The increase in nonaccrual loans was due primarily to the Company's acquisition of Bank of Coronado, whereby First Community acquired $2.1 million in nonaccrual loans. In addition, a $1.8 million loan, unrelated to the merger and placed on nonaccrual during the quarter, was paid in full subsequent to quarter-end. "Maintaining high credit quality is extremely important to us and we take immediate steps to address problem assets," stated Mr. Wagner.

        Nonperforming assets increased as a result of the nonaccrual loans acquired from Bank of Coronado, offset partially by OREO sales of $1.6 million and OREO write downs of $153,000. The Company has reduced its OREO portfolio to two properties as of quarter end and is actively marketing these properties for sale.

        Annualized net charge-offs as a percentage of average loans decreased to 0.08% for the first quarter of 2003 from 0.10% for the year ended December 31, 2002. The allowance for loan losses totaled $24.7 million at March 31, 2003 and represents 1.68% of loans, net of deferred fees and costs and 179.9% of nonaccrual loans as of that date.

        The ratio of nonaccrual loans to loans, net of deferred fees and costs, was 0.93% as of March 31, 2003, compared to 0.72% as of December 31, 2002. Excluding the $1.8 million nonaccrual loan paid in full since quarter end, the ratio of nonaccrual loans to loans, net of deferred fees and costs, would have been 0.81%.

MERGER ACTIVITY

        On April 17, 2003, First Community announced the signing of a definitive agreement and plan of merger to acquire all of the outstanding common stock of Verdugo Banking Company of Glendale, California. Verdugo is an approximately $169 million-asset bank. As of March 31, 2003, on a pro forma basis with Verdugo, First Community would have approximately $2.3 billion in assets on a consolidated basis.

ABOUT FIRST COMMUNITY BANCORP

        First Community Bancorp is a $2.1 billion in assets bank holding company with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank. First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses through 32 full-service community banking branches. Pacific Western has 18 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties and First National Bank, formerly Rancho Santa Fe National Bank, has 14 branches across San Diego County. Additional information regarding First Community is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

        This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve inherent risks and uncertainties. First Community Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. These factors include, but are not limited to, economic and competitive conditions in the geographic and business areas in which First Community and its subsidiaries operate, the continuing war on terrorism, changes in the securities markets, credit quality deterioration, inflation, fluctuations in interest rates, changes in legislation and governmental regulation, the inability to achieve anticipated cost savings or to otherwise successfully integrate recent or future acquisitions, the risk that required regulatory clearances or shareholder approval of the Verdugo acquisition might not be obtained in a timely manner or at all, and the process of integrating the operations of Verdugo into Pacific Western National Bank. In addition, statements in this press release relating to the expected benefits of the proposed acquisition are subject to risks relating to the retention of key personnel, the ability to maintain or expand Verdugo's existing business, changing relationships with clients and other factors. For additional information concerning risks and uncertainties related to First Community and its operations please refer to our Annual Report on Form 10-K for the year ended December 31, 2002, available on the Internet at www.firstcommunitybancorp.com or at the website of the Securities and Exchange Commission located at www.sec.gov.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2003	December 31, 2002
	(In thousands, except per share data)
Assets:
Cash and due from banks	$81,024	$97,666
Federal funds sold	22,500	26,700

Total cash and cash equivalents	103,524	124,366
Interest-bearing deposits in financial institutions	325	1,041
Federal Reserve Bank and Federal Home Loan
Bank stock, at cost	10,116	6,991
Securities held to maturity	3,786	6,684
Securities available-for-sale	299,263	312,183

Total securities	313,165	325,858
Gross loans	1,479,174	1,429,328
Deferred fees and costs	(4,112)	(4,932)

Loans, net of deferred fees and costs	1,475,062	1,424,396
Allowance for loan losses	(24,738)	(24,294)

Net loans	1,450,324	1,400,102
Premises and equipment	14,210	13,397
Other real estate owned, net	1,401	3,117
Goodwill and core deposit intangible	195,521	188,050
Cash surrender value of life insurance	28,230	27,923
Other assets	33,899	32,023

Total Assets	$2,140,599	$2,115,877

Liabilities and Shareholders' Equity:
Liabilities:
Noninterest-bearing deposits	$676,118	$657,443
Interest-bearing deposits	1,089,242	1,081,178

Total deposits	1,765,360	1,738,621
Accrued interest payable and other liabilities	15,285	21,741
Short-term borrowings	—	1,223
Trust preferred securities	38,000	38,000

Total Liabilities	1,818,645	1,799,585
Shareholders' Equity:
Common stock	292,463	291,803
Retained earnings	27,970	23,039
Accumulated other comprehensive income:
Unrealized gains on securities available-for-sale, net	1,521	1,450

Total Shareholders' Equity	321,954	316,292

Total Liabilities and Shareholders' Equity	$2,140,599	$2,115,877

Shares outstanding	15,354.6	15,297.0
Book value per share	$20.97	$20.68

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended March 31,
	2003	2002
Interest income:
Interest and fees on loans	$25,611	$11,848
Interest on interest-bearing deposits in financial Institutions	3	3
Interest on investment securities	2,317	1,854
Interest on federal funds sold	67	239

Total interest income	27,998	13,944
Interest expense:
Interest expense on deposits	2,881	2,450
Interest expense on short-term borrowings	22	6
Interest expense on convertible debt	—	4
Interest expense on trust preferred securities	636	528

Total interest expense	3,539	2,988

Net interest income:	24,459	10,956
Provision for loan losses	120	—

Net interest income after provision for loan losses	24,339	10,956
Noninterest income:
Service charges deposit accounts	2,134	1,115
Other commissions and fees	938	366
Merchant discount fees	29	84
Gain on sale of loans	138	64
Increase in cash surrender value of life insurance	312	132
Other income	507	211

Total noninterest income	4,058	1,972
Noninterest expense:
Salaries and employee benefits	8,009	4,697
Occupancy	2,344	1,080
Furniture and equipment	772	640
Data processing	1,293	744
Other professional services	545	554
Business development	200	217
Communications	540	339
Stationary and supplies	165	121
Insurance and assessments	327	200
Cost of OREO	157	63
Core deposit intangible amortization	588	—
Other	1,260	637

Total noninterest expense	16,200	9,292

Income before income taxes	12,197	3,636
Income taxes	4,964	1,474

Net income	$7,233	$2,162

Per share information:
Number of shares (weighted average)
Basic	15,330.1	6,491.0
Diluted	15,775.9	6,774.0
Income per share
Basic	$0.47	$0.33
Diluted	$0.46	$0.32

RESULTS OF OPERATIONS

	3 Months Ended March 31,
	2003	2002
Net income per share information:
Number of shares (weighted average, in thousands)	15,330.1	6,491.0
Diluted shares (weighted average, in thousands)	15,775.9	6,774.0
Basic income per share	$0.47	$0.33
Diluted income per share	$0.46	$0.32
Operating income per share information:
Basic operating income per share	$0.49	$0.33
Diluted operating income per share	$0.48	$0.32
Profitability measures based on net income:
Return on average assets	1.35%	0.89%
Return on average equity	9.2%	12.9%
Efficiency ratio	56.8%	71.9%
Profitability measures based on operating income:
Return on average assets	1.41%	0.89%
Return on average equity	9.7%	12.9%
Efficiency ratio	54.8%	71.9%
Reconciliation of net income to operating income (in thousands):
Net income	$7,233	$2,162
Core deposit intangible amortization, net of tax	341	—

Operating income	$7,574	$2,162

Operating revenues (in thousands):
Net interest income	$24,459	$10,956
Noninterest income	4,058	1,972

Operating revenues	$28,517	$12,928

Adjustments to expenses (in thousands):
Noninterest expense	$16,200	$9,292
Core deposit intangible amortization	(588)	—

Operating expenses	$15,612	$9,292

UNAUDITED AVERAGE BALANCE SHEETS

	3 Months Ended March 31,
	2003	2002
Average Assets:
Loans, net of deferred fees and costs	$1,482,473	$655,196
Investment securities	324,790	143,712
Federal funds sold	24,248	44,771
Interest-bearing deposits in financial institutions	2,033	190

Average earning assets	1,833,544	843,869
Other assets	346,332	144,476

Average total assets	$2,179,876	$988,345

Average Liabilities and Shareholders' Equity:
Average Liabilities:
Noninterest-bearing deposits	$670,968	$324,496
Time deposits of $100,000 or more	199,843	94,264
Interest-bearing deposits	918,772	457,524

Average deposits	1,789,583	876,283
Other interest-bearing liabilities	42,443	30,767
Other liabilities	29,773	13,090

Average liabilities	1,861,799	920,140
Average equity	318,077	68,205

Average liabilities and shareholders' equity	$2,179,876	$988,345

Yield Analysis:
(Dollars in thousands)
Average earning assets	$1,833,544	$843,869
Yield	6.19%	6.70%
Average interest-bearing deposits	$1,118,615	$551,787
Cost	1.04%	1.80%
Average deposits	$1,789,583	$876,283
Cost	0.65%	1.13%
Average interest-bearing liabilities	$1,161,058	$582,554
Cost	1.24%	2.08%
Interest spread	4.95%	4.62%
Net interest margin	5.41%	5.27%
Average interest sensitive liabilities	$1,832,026	$907,050
Cost	0.78%	1.34%

CREDIT QUALITY MEASURES

	As of or for the Periods Ended
	3 Months 3/31/03	Year 12/31/02	9 Months 9/30/02	6 Months 6/30/02	3 Months 3/31/02	Year* 12/31/01
	(Dollars in thousands)
Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$112	$—
Nonaccrual loans and leases	13,750	10,216	10,254	6,237	6,205	4,672
Other real estate owned	1,401	3,117	4,751	2,747	2,747	3,075

Nonperforming assets	15,151	13,333	15,005	9,034	9,064	7,747

Impaired loans, gross	13,750	10,216	10,254	6,237	6,205	4,672
Allocated allowance for loan losses	(2,855)	(3,027)	(2,250)	(910)	(783)	(1,256)

Net investment in impaired loans	10,895	7,189	8,004	5,327	5,422	3,416

Charged-off loans year-to-date	1,669	4,789	3,478	2,220	1,039	2,666
Recoveries year-to-date	(1,360)	(3,197)	(1,616)	(1,181)	(429)	(1,203)

Net charge-offs (recoveries) (normalized)*	$309	$1,592	$1,862	$1,039	$610	$1,463

Allowance for loan losses to loans, net of deferred fees and costs	1.68%	1.71%	1.59%	1.49%	1.70%	2.23%
Allowance for loan losses to nonaccrual loans and leases	179.9%	237.8%	234.3%	210.1%	218.6%	239.9%
Allowance for loan losses to nonperforming assets	163.3%	182.2%	160.1%	145.4%	149.6%	144.7%
Nonperforming assets to loans and OREO	1.03%	0.93%	0.99%	1.02%	1.13%	1.53%
Annualized net charge offs to average loans	0.08%	0.10%	0.29%	0.28%	0.38%	0.37%
Nonaccrual loans to loans, net of deferred fees and costs	0.93%	0.72%	0.68%	0.71%	0.78%	0.93%

*
Normalized net charge-offs (recoveries) excludes $4,905,000 of First Professional loans charged-off in a one-time charge associated with the First Professional acquisition in the first quarter of 2001.

QuickLinks

  Exhibit 99.1
FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE FIRST QUARTER OF 2003
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS